MUTUAL GENERAL RELEASE

THIS MUTUAL GENERAL RELEASE (this "Release") is made and entered into, as of March 5, 2014 ("Effective Date") by and between **Frozen Food Gift Group, Inc.** ("FROZ"), on the one hand, and **Cord Blood of America, Inc.** ("CBAI"), on the other hand. Each of the aforementioned may be referred to collectively as the "Parties" and each individually as a "Party" herein.

RECITALS

A. CBAI believes FROZ owes CBAI $30,655 ("Debt") as of September 30, 2013, not including additional interest and fees to which CBAI may be entitled.

B. CBAI and FROZ now wish to discharge the Debt and the Parties further desire, without any concession or admission of unlawful or improper conduct, liability, fault or wrongdoing, to effect a full, complete, final and binding settlement and compromise of all matters that are, have been, or might have been in controversy between or among the Parties, including those arising out of the Parties' business relationship and the Debt, from the beginning of time through the date of this Release, with prejudice, and the Parties further desire to covenant not to sue one another with respect to the same matters.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

TERMINATION OF CONTRACT

1. The Parties agree that upon payment of the sum of $20,000 to CBAI by a third party ("3rd Party") pursuant to terms agreed by CBAI and 3rd Party, any obligations of the Parties to each other, including the Debt, shall be released and discharged, and each of the Parties hereto shall immediately be bound to comply with the terms of full release and the negative covenants contained herein below.
2. The Parties do hereby covenant that each of them shall not, in perpetuity, commence or maintain any suit, complaint or administrative or regulatory action

(including, without limitation with the US Securities and Exchange Commission, the Financial Industry Regulatory Authority and/or any state Court or state Bar organization regulating attorneys and/or the practice of law) against each other and/or their respective predecessors, parent corporations, holding companies, subsidiaries, affiliates, divisions, heirs, successors and assigns, and all of their officers, directors, employees, attorneys and agents whether at law or in equity relating in any way to any and all matters that are, have been, or might have been in controversy between or among the Parties including those arising out of the Parties' business relationship and the Debt, from the beginning of time through the date of this Release.

3. FROZ, individually and on behalf of its agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, irrevocably and unconditionally waive, release and forever discharge CBAI including (as applicable), but not limited to, his officers, directors, employees, predecessors, successors, affiliates, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, from all claims, charges, complaints, counterclaims, actions, causes of action, grievances, controversies, demands, agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages, and all claims for pain and suffering or emotional distress), attorneys' fees and costs and/or any other liabilities of any kind, nature, description or character, related to the Debt, from the beginning of time through the date of this Release, with prejudice.

4. CBAI, individually and on behalf of its agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, irrevocably and unconditionally waive, release and forever discharge FROZ, including (where applicable), but not limited to, its officers, directors, employees, predecessors, successors, affiliates, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees, as applicable, from all claims, charges, complaints, counterclaims, actions, causes of action, grievances, controversies, demands,

agreements, contracts, covenants, promises, liabilities, judgments, obligations, debts, damages (including, but not limited to, actual, compensatory, exemplary and punitive damages, and all claims for pain and suffering or emotional distress), attorneys' fees and costs and/or any other liabilities of any kind, nature, description or character related to the Debt, from the beginning of time through the date of this Release, with prejudice.

5. This Release shall be binding upon the Parties, their successors, assigns and personal representatives.

6. By executing this Release, the Parties do not admit any allegations made against any of them in connection with the Debt, business relationship and the aforementioned transactions and dealings between the Parties. Nothing contained in this Release, nor any of the acts taken hereunder, shall be deemed or construed as an admission of liability of any violation of any applicable law, ordinance,

7. The Parties further agree that they shall refrain from making any public or private comment with respect to the subject matter and resolution of the claims between them, other than required by the law, including the SEC, as covered by this Release, and from making any derogatory or disparaging remarks concerning any other Party hereto. In response to any inquiries from anyone other than those the Parties listed herein and their attorney(s), tax advisor(s), court of competent jurisdiction or investigative agency or body, or as required by law, regarding the terms, provisions and circumstances leading up to this Release, the Parties and/or their counsel will simply state that the matter has been resolved and will make no other comment whatsoever. Notwithstanding the confidentiality provision above, the Parties may provide the information set forth herein to their respective attorneys, accountants and tax advisors, as required (all of whom shall be advised of the confidentiality provisions of this Release and who shall agree to be bound by the confidentiality provisions in the same manner in which the Parties are bound).

8. This Release may be executed in counterparts and via facsimile transmission.

9. This Release will be deemed to have been made and delivered in the state of

California and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of California.

10. Each signatory hereto acknowledges that he has read this release, has had the opportunity to consult with counsel and fully understands it, and represents that he has full authority to execute it.

IN WITNESS WHEREOF, the Parties hereto have duly executed this MUTUAL GENERAL RELEASE as of the date first above mentioned.

Frozen Food Gift Group, Inc.
By:
Matthew Schissler, Chairman

Cord Blood of America, Inc.
By:
Joseph Vicente, ~~CEO~~ President